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                                                                    Exhibit 10.5

                                                                  EXECUTION COPY


                            INVESTOR RIGHTS AGREEMENT


                                  by and among


                    Intercontinental Telecommunications Corp.


                        Capital Communications CDPQ Inc.,


                                       and


                         The undersigned shareholders of


                    Intercontinental Telecommunications Corp.


                                  May 31, 2000


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                                Table of Contents

                                                                                                                 Page
                                                                                                                 ----
1.       Registration Rights......................................................................................1
         1.1     Definitions......................................................................................1
         1.2     Request for Registration.........................................................................3
         1.3     Company Registration.............................................................................5
         1.4     Form S-3 Registration............................................................................7
         1.5     Obligations of the Company.......................................................................8
         1.6     Information from Holder.........................................................................11
         1.7     Expenses of Registration........................................................................11
         1.8     Preparation; Reasonable Investigation...........................................................12
         1.9     Delay of Registration...........................................................................12
         1.10    Indemnification.................................................................................12
         1.11    Reports Under Securities Exchange Act of 1934...................................................15
         1.12    Assignment of Registration Rights...............................................................15
         1.13    Limitations on Subsequent Registration Rights...................................................16
         1.14    "Market Stand-Off"Agreement.....................................................................16
         1.15    Termination of Registration Rights..............................................................16

2.       Covenants of the Company and the Shareholders...........................................................16
         2.1     Right of First Offer............................................................................17
         2.2     Resolutions.....................................................................................17
         2.3     Actions Requiring Board Approval................................................................19
         2.4     Third Party Offer; Right of First Refusal.......................................................19
         2.5     Tag-Along Rights................................................................................20
         2.6     Terms of Sales..................................................................................22
         2.7     Information Rights..............................................................................22

3.       Other Agreements........................................................................................23
         3.1     Board of Directors..............................................................................23

4.       Representations and Warranties..........................................................................23
         4.1     Representations and Warranties of the Company...................................................24
         4.2     Representations and Warranties of the Shareholders..............................................24

5.       Covenants of the Shareholders...........................................................................25
         5.1     Pledges.........................................................................................25
         5.2     General Undertakings and Agreements by the Shareholders.........................................26
         5.3     Non-Compete and Confidentiality.................................................................26
         5.4     Further Assurances..............................................................................27

6.       Indemnification.........................................................................................27
         6.1     Indemnification.................................................................................27
         6.2     Contribution....................................................................................28


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
         6.3     Indemnification Procedure.......................................................................28
         6.4     Survival........................................................................................29

7.       Miscellaneous...........................................................................................29
         7.1     Successors and Assigns..........................................................................29
         7.2     Governing Law...................................................................................29
         7.3     Counterparts....................................................................................30
         7.4     Titles and Subtitles............................................................................30
         7.5     Notices.........................................................................................30
         7.6     Expenses........................................................................................30
         7.7     Entire Agreement: Amendments and Waivers........................................................30
         7.8     Severability....................................................................................30
         7.9     Arbitration.....................................................................................31
         7.10    Third Party Beneficiaries.......................................................................32









                                       ii

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                            INVESTOR RIGHTS AGREEMENT

     THIS INVESTOR RIGHTS AGREEMENT is made as of the 31st day of May, 2000 by and among Intercontinental Telecommunications Corp., a Florida corporation (the "Company"), Capital Communications CDPQ Inc. (the "Investor") and the shareholders of the Company who are signatories to this Agreement (excluding the Investor, each a "Shareholder" and together, the "Shareholders").

                                    RECITALS

     WHEREAS, the Company and the Investor are parties to that certain Subscription Agreement of even date herewith (the "Subscription Agreement"), pursuant to which the Investor is subscribing for 4,914,005 shares of Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), of the Company;

     WHEREAS, pursuant to the Subscription Agreement, the Company filed a Certificate of Designation with the Secretary of State of the State of Florida (the "Certificate of Designation") covering the Series A Preferred Stock;

     WHEREAS, the parties agree that the Investor and the Company shall have certain rights and obligations with respect to the Investor's investment in the Company and that it is in their best interests to set forth their respective rights and obligations herein.

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

          1.1 DEFINITIONS. For purposes of this Section 1:

               (a) The term "Act" means the Securities Act of 1933, as amended.

               (b) The term "Common Stock" means the common stock of the Company, par value $0.0001 per share.

               (c) The term "Competing Business" shall mean an enterprise established to provide vertically integrated web-based solutions over a broadband network to business/corporate, government or small office/home office and residential customers via either wireless local access or dedicated links.

               (d) The term "Dollars" and the symbol "$" means United States Dollars.

               (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits the incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (f) The term "Change of Control" shall mean when the shareholders who are parties to this Agreement on the date hereof collectively cease to own at least a majority of the Shares entitled to vote or cease to have the right to appoint a majority of the members of the Board of Directors.

               (g) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.11 hereof.

               (h) The term "Initial Offering" means the Company's first public offering of its securities pursuant to an effective registration statement under the Act.

               (i) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

               (j) The term "Parties" shall mean the Company, the Shareholders and the Investor.

               (k) The term "Permissible Transferee" shall mean, with respect to any Shareholder that is a natural person, a relative of such Shareholder, and, with respect to any Shareholder that is a legal person, any Person that is directly or indirectly, controlling, controlled by, or under common control with such Shareholder, and in each case agrees to become a party to this Agreement. For the purposes of this definition, (x) one Person shall be deemed to control a Shareholder if such Person, directly or indirectly, beneficially owns at least 80% of the economic and voting interests of the Shareholder; (y) one Person shall be deemed to be controlled by a Shareholder if the Shareholder, directly or indirectly, beneficially owns at least 80% of the economic and voting interests of each of such Person; (z) one Person shall be deemed to be under common control with a Shareholder if, in aggregate, the same Person or Persons who, directly or indirectly, beneficially own at least 80% of the economic and voting interests of the Shareholder also beneficially own, directly or indirectly, at least 80% of the economic and voting interests of such commonly controlled Person. In the event a Shareholder is in the process of dissolving, Permissible Transferee shall include such Person's constituent shareholders, partners or members pursuant to a pro rata distribution in connection with such dissolution. It is understood that with respect to the Investor, a Permissible Transferee shall include one or more subsidiaries of the Investor or an investment vehicle created by the Investor or an Affiliate of the Investor such that the exercise of the voting rights attached to the Shares owned by the Investor will be held by the Investor or an Affiliate of the Investor, or by Telinvest Management Corporation or an Affiliate of Telinvest Management Corporation, or by executives of Telinvest Management Corporation.

               (l) The term "Qualified Offering" has the meaning given it in the Subscription Agreement.

               (m) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in





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compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (n) The term "Registrable Securities" means (i) the Series A Preferred Stock, (ii) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or its rights under this Section 1 are not assigned.

               (o) The number of shares of "Registrable Securities" outstanding shall be determined by adding the number of shares of Common Stock outstanding, plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

               (p) The term "Restricted Period" shall mean the period commencing on the date of this Agreement and ending one (1) year after the Investor ceases to be a shareholder of the Company.

               (q) The term "SEC" shall mean the United States Securities and Exchange Commission.

               (r) The term "Territory" means any jurisdiction where any Transaction Party has operations.

               (s) The term "Transfer" means a sale, transfer, assignment, pledge, hypothecation or other disposition or encumbrance of capital stock or an interest therein.

In addition, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Subscription Agreement.

          1.2 REQUEST FOR REGISTRATION.

               (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) January 15, 2003 or (ii) 180 days after the effective date of the Initial Offering, a written request from the Holders of at least thirty percent (30%) or more of the shares of Common Stock and Series A Preferred Stock then outstanding (the "Initiating Holders") that the Company effect a registration under the Act covering the registration of at least such number of shares as shall have an anticipated aggregate offering price of at least $5,000,000 (net of underwriting discounts and commissions), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, as soon as practicable, the registration (including, without limitation, filing post-effective amendments) under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this
Section 1.2(a).




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               (b) If the Initiating Holders intend to distribute the
Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into such agreements or other arrangement with the underwriter as are reasonable and customary. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company in writing that the number of securities requested to be included in the relevant registration is such as to materially and adversely affect the success of such offering, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the then Registrable Securities shall be included in the underwritten offering in the following order of priority:

                    (i) first, any shares of Series A Preferred Stock or Common Stock received upon conversion of the Series A Preferred Stock requested to be included;

                    (ii) second, any shares to be sold by the Company; and

                    (iii) third, any shares of Common Stock requested to be included by other shareholders of the Company.

               (c) Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

               (d) The Company shall not be required to effect a registration pursuant to this Section 1.2:

                    (i) after the Company has effected two (2) registrations pursuant to this Section 1.2;

                    (ii) three years after the closing of the Initial Offering;

                    (iii) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section
1.4 hereof in which case the request for registration under this Section 1.2 shall not count towards the limit set forth in Section 1.2(d)(i);

                    (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of a majority of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days




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after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period; or

                    (v) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a registration initiated pursuant to this Section 1.2 or a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

               (e) If requested by the underwriters for any underwritten offering by Holders pursuant to a registration requested under this Section 1.2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to the Company, the Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type in accordance with the requirements existing in the United States, including, without limitation, indemnities to the effect and to the extent provided in Section 1.10 hereof, customary indemnities by the underwriters and, if requested by the underwriters, such other indemnity and contribution provisions as are customary for such underwriters in similar offerings. The Holders will cooperate with the Company in the negotiation of the underwriting agreement and the Company will give consideration to the reasonable suggestions of the Holders regarding the form thereof, provided that nothing herein contained shall diminish the foregoing obligations of the Company. The Holders shall be a party to such underwriting agreement and shall be required to make their proportionate share of the representations and warranties required to be made by the Holders and share in the indemnities to the effect and to the extent provided in Section 1.10 hereof, provided that the liability of each Holder shall be limited to the proceeds to be received by such Holder from the sale of shares in such offering and each Holder's liability shall be pro rata in accordance with the number of shares sold by such Holder as compared to the aggregate number of shares being offered and the Company's other securities sold in such underwritten offering.

               (f) A registration requested pursuant to this Section 1.2 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective under the Act, or (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of, in the case of a registration under the Act, the SEC or other governmental authority or court for any reason or
(iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied.

          1.3 COMPANY REGISTRATION.

               (a) NOTICE; REGISTRATION RIGHTS. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders or pursuant to Sections 1.2 or 1.4 hereof) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration relating to a corporate reorganization or other transaction





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under Rule 145 of the Act), the Company shall, at such time, promptly, and in no event later than sixty (60) days prior to the first of any proposed filing with the SEC, give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 7.5, the Company shall, subject to the provisions of Section 1.3(c), use its best efforts to cause to be registered under the Act (and any related qualification under blue sky laws or other compliance) all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, the rights set forth in this Section 1.3 shall not be available (i) after the fifth anniversary of the effective date of the Initial Offering and (ii) to a Holder if such Holder is permitted, under applicable securities laws (including Rule 144 or any successor rule promulgated under the Act), to sell the shares of Common Stock into which the Series A Preferred Stock is convertible for which Holder is seeking registration on an unrestricted basis in one transaction immediately following the effective date of the Company's registration.

               (b) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 1.7 hereof. The right of the Company to terminate or withdraw any registration pursuant to this Section 1.3(b) shall be without prejudice to the rights of Holders pursuant to Sections 1.2 and 1.4.

               (c) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the managing underwriter determines will not materially and adversely affect success of the offering by the Company, provided that the liability of the Holders of capital stock shall be limited to the proceeds to be received by such Holders from the sale of the shares of capital stock and such Holders' liability shall be pro rata in accordance with the number of shares sold by such Holders as compared to the aggregate number of shares being offered by the other Holders and other securities sold in such underwritten offering and no Holder shall be required to provide any indemnification except to the extent set forth in Section 1.10. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities that the managing underwriter determines is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the managing underwriter determines will not jeopardize the success of the offering (the securities so included to be apportioned as follows: first, to the Company; second, to the Holders of shares of Series A Preferred Stock or Common Stock received upon conversion of the Series A Preferred Stock based on the total number of shares of Series A Preferred Stock or Common Stock received upon conversion of the Series A Preferred Stock, as the case may be, held by such selling Holders or in such other proportions as shall mutually be agreed to by such selling Holders; third, to any other shareholder of the Company; provided that after a Qualified Offering, the amount of





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

securities of the selling Holders of shares of Series A Preferred Stock included in the offering shall not be reduced below twenty percent (20%) of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

               (d) No registration effected under this Section 1.3 shall relieve the Company of its obligations to effect any registration upon request under Sections 1.2 or 1.4, nor shall any such registration hereunder be deemed to have been effected pursuant to Sections 1.2 or 1.4.

          1.4 FORM S-3 REGISTRATION. In case the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                    (i) if Form S-3 is not available under applicable rules and regulations of the SEC for such offering by the Holders;

                    (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $500,000;

                    (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of a majority of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the





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

request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; or

                    (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4;

               (c) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

               (d) notwithstanding anything herein to the contrary, (i) have the right from time to time to require any Holder of Registrable Securities not to sell Registrable Securities pursuant to any Form S-3 or to suspend the effectiveness thereof during the period starting with the date 30 days prior to the Company's good faith estimate, as certified in writing by an executive officer of the Company to the Holders of Registrable Securities, of the proposed date of filing of a registration statement or a preliminary prospectus supplement relating to an underwritten public offering of equity securities of the Company for the account of the Company, and ending on the date 120 days following the delivery of such estimate and (ii) be entitled to require the Holders of Registrable Securities not to sell Registrable Securities pursuant to any Form S-3 or to suspend the effectiveness thereof (but not for a period exceeding 90 days) if the Company determines, based on the opinion of legal counsel, that such offering or continued effectiveness would materially interfere with any material financing, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries because public disclosure thereof would be required prior to the time such disclosure might otherwise be required. In any event, the Company shall not be entitled to exercise the rights granted to the Company pursuant to this Section 1.4(d) more than two times in any one year period.

          1.5 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

              (a) within ninety (90) days of receiving a request from Holders, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective within ninety (90) days from the filing thereof, provided, however, that before filing such registration statement or any amendments thereto, the Company will furnish to Holders participating in such registration copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such Holders' counsel; and,

               (b) upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred and eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed;



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

               (c) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

               (d) furnish to the Holders such number of conformed copies of such registration statement and of each amendment and supplement thereto and such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

               (e) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (f) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Securities;

               (g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

               (h) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement or amendment of such prospectus as shall be necessary so that as thereafter delivered to the purchasers of securities, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

               (i) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

               (j) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;



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

               (k) furnish to each Holder a signed counterpart, addressed to the Holders and to the underwriters, if any, of:

                    (i) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such Holder covering such matters as are customarily covered in opinions of legal counsel and such other matters as the Holders may reasonably request, and

                    (ii) a "comfort" letter, dated the effective date of such registration statement signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, each covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, such other financial matters as the Holders (and the underwriters, if any) may reasonably request;

               (l) notify the Holders, and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

                    (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

                    (ii) of any request by the SEC for amendments or supplements to the registration statement or the prospectus or for additional information; and

                    (iii) of the issuance by the SEC of any cease trading order suspending the trading of the securities of the Company or by the SEC of any stop order or similar order suspending the effectiveness of the registration or the initiation of any proceedings by any Person for that purpose;

               (m) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

               (n) use its best efforts to obtain the withdrawal of any cease trading order suspending the trading of the Registrable Securities at the earliest possible moment;

               (o) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and will furnish to the Holders at least five
(5) Business Days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any amendment or supplement thereof to which any such seller shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the rules or regulations thereunder or any applicable securities laws or any other applicable act, rule or regulation within the local or foreign jurisdiction in which a registration may be requested;

               (p) make available for inspection by representatives of the Holders and any underwriter participating in any disposition pursuant to the registration and any attorney or accountant retained by the Holders or underwriter (each, an "Inspector"), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, counsel and independent accountants to supply all such information reasonably requested by any such Inspector in connection with such registration;

               (q) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

               (r) use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

          1.6 INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.7 EXPENSES OF REGISTRATION. All expenses relating to a registration effected pursuant to Section 1.2 (other than underwriting discounts and commissions, which shall be paid by the participating Holders) incurred in connection with registrations, filings or qualifications pursuant to this
Section 1, including (without limitation) all registration, filing and qualification fees, printers' fees and fees and disbursements of accountants and counsel for the Company and one counsel for the Holders of Registrable Securities shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration).

               (b) All expenses relating to a registration effected pursuant to
Section 1.3 (other than underwriting discounts and commissions, and counsel, if any, for the Holders of Registrable Securities, which shall be paid by the participating Holders) incurred in connection with registrations, filings or qualifications pursuant to this Section 1, including (without limitation) all registration, filing and qualification fees, printers' fees and fees and disbursements of accountants and counsel for the Company shall be borne by the Company.

               (c) All expenses relating to a registration effected pursuant to
Section 1.4 incurred in connection with registrations, filings or qualifications pursuant to this

Section 1, including (without limitation) all registration, filing and qualification fees, printers' fees and fees and disbursements of accountants and counsel for the Company shall be borne by the participating Holders and, to the extent the Company participates, the Company in proportion to the number of Registrable Securities sold by each such Person.

          1.8 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement under the Act covering the Registrable Securities, pursuant to this Agreement, the Company will give the Holders, its underwriters, if any, and its respective counsel and accountants, access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holders and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Act.

          1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

               (a) The Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

               (b) Each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.10(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

               (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a complete and full release from all liability in respect of such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) Indemnification similar to that specified in the preceding subparagraphs (a) and (c) of this Section 1.10 (with appropriate modifications) shall be given by the Company with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority, other than the Act.

               (g) Notwithstanding the provisions of this Section 1.10, no Holder shall be required to contribute any amount in excess of the net proceeds received by it from the sale of Registrable Securities, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               (h) The obligations of the Company and Holders under this Section
1.10 shall survive (i) the completion of any offering of Registrable Securities in a registration statement under this Section 1, (ii) any investigation made by or on behalf of any indemnified party or by or on behalf of the Company, and
(iii) the consummation of the sale or successive resale of the Registrable Securities.

          1.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a Holder or subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.14 below.

          1.13 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

          1.14 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the effective date of any registration statement covering Registrable Securities and ending on the date specified by the Company (such period not to exceed one hundred eighty (180) days)

(i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.14 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors enter into similar agreements. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.15 TERMINATION OF REGISTRATION RIGHTS. In addition to the other limitations contained herein, no Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any one transaction without registration in compliance with Rule 144 of the Act.

     2. COVENANTS OF THE COMPANY AND THE SHAREHOLDERS.

          2.1 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this paragraph 2.1, the Company hereby grants to the Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).

     Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to the Investor in accordance with the following provisions:

               (a) The Company shall deliver a notice in accordance with Section
7.5 ("Notices") to the Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

               (b) By written notification received by the Company, within thirty (30) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by the Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities), so that the Investor shall have the right to maintain (but not increase) its proportionate equity interest in the Company.

               (c) If all Shares that Investor is entitled to obtain pursuant to subsection 2.1(b) are not elected to be obtained as provided in subsection 2.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.1(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investor in accordance herewith.

               (d) The right of first offer in this paragraph 2.1 shall not be applicable to (i) the issuance or sale of Common Stock (or options therefor) to employees, directors and consultants pursuant to any stock incentive plan in existence on the date of this Agreement or approved by the holders of a majority of the shares of Series A Preferred Stock, (ii) the issuance of securities pursuant to a Qualified Offering, (iii) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, and (v) the issuance of securities following the Initial Offering.

          2.2 RESOLUTIONS. (a).

          (1) COMPANY RESOLUTIONS. For as long as the Investor owns at least 5% of the Company's outstanding Shares (it being understood that for purposes of this Section 2.2, the Investor shall be deemed to own Shares that it had a right to obtain pursuant to 2.1, whether or not the Investor exercises its rights pursuant to Section 2.1), which amount shall include, without limitation, Common Stock and Series A Preferred Stock (taking into account, without duplication, the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible and securities convertible into such Common Stock and Series A Preferred Stock) but shall exclude options hereafter issued under any employee incentive plan in existence as of the date of this Agreement or approved by holders of a majority of the shares of Series A Preferred Stock, the Company shall not, without first obtaining the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, take any action that: (i) alters or changes the rights, preferences and privileges of the Series A Preferred Stock, (ii) creates, by reclassification or otherwise, any new class or series of stock having rights, preferences and privileges senior to those of the Series A Preferred Stock, (iii) causes the Company to redeem any of its outstanding stock, regardless of class or series, (iv) changes any stock option or purchase plan to modify the number of shares covered thereby, (v) causes any liquidation, acquisition, merger (in which the Company does not survive), change in control or sale of the Company of all or substantially all, of its assets, (vi) creates any new subsidiary or affiliate of the Company outside the scope of the business as contemplated in the Company's business plan,

(vii) changes the Company's fiscal year, (viii) causes the Company to become a guarantor or debtor with respect to any commitment or commitments in excess of an aggregate of $5,000,000.00, (ix) transfers or grants rights in any of the Company's technology other than through limited licenses that may be incidental to the Company's ordinary course of business, (x) adopts long-term strategic plans, or causes the Company to engage in material business activities not contemplated in the business plan originally or subsequently approved by the Investor, (xi) causes the Company to enter into transactions with shareholders of the Company or their affiliates (including Vitech America, Inc.) outside the ordinary course of business or other than on such terms that the Company could obtain in transactions with unrelated entities, (xii) causes the Company to invest in or acquire the securities of any other business or company, whether related or not, having a purchase price in excess of $500,000, (xiii) causes dispositions of any portion of the Company's business or causes a significant change in the business of the Company or any of its Subsidiaries, (xiv) causes the Company to file for protection under applicable bankruptcy or similar laws in effect from time to time, (xv) amends the Company's charter or bylaws in a manner which adversely affects the rights of the holders of Series A Preferred Stock, (xvi) causes the Company to declare or pay any dividends or (xvii) causes the issuance or sale of any shares of any of the Company's subsidiaries, a change in control or the sale of all or substantially all, of any of the Company's subsidiaries' assets. Prior to taking any action described in this
Section 2.2, the Company shall have given the holders of shares of Series A Preferred Stock at least ten (10) days' prior written notice (which notice shall include sufficient information regarding the proposed action to permit Investor to evaluate the proposed action) requesting Investor's consent, which shall not be unreasonably withheld. If Investor fails to respond by the expiration of such ten-day period, it shall be deemed to have given its consent. These rights shall expire upon the consummation by the Company of the Initial Offering.

               (b) The Company agrees and acknowledges that it will not cause or permit any Subsidiary to take any action that would require the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock if such action were taken by the Company. In addition, the Company shall not cause or permit any Subsidiary to issue any capital stock to any Person other than the Company without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Prior to causing any Subsidiary to take any action referred to in this Section 2.2(b), the Company shall give the holders of shares of Series A Preferred Stock at least ten (10) days' prior written notice requesting Investor's consent, which shall not be unreasonably withheld. If Investor fails to respond by the expiration of such ten-day period, it shall be deemed to have given its consent.

          (2) SHAREHOLDERS RESOLUTIONS. Each Shareholder agrees not to cause, and to vote its shares in such way not to permit, the Company to take any of the actions listed in Section 2.2(a)(1)(i) to (xvii) above that has been presented to the Shareholders for their approval without the Company first having obtained the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

          2.3 ACTIONS REQUIRING BOARD APPROVAL. In addition to those matters set forth in the Company's Articles of Incorporation and Bylaws, the following actions shall require approval of the Company's Board of Directors: (i) hiring and appointing executive officers of the Company, (ii) adopting or implementing compensation programs, including base salaries and bonus programs of all officers and key employees of the Company,
(iii) adopting stock option programs and issuing stock options, (iv) adopting budgets and operating, capital and long-term strategic plans and any revisions thereto, (v) entering into real estate leases and acquiring real property, (vi) entering into obligations or commitments, including capital equipment leases or purchases, with total value greater than $500,000, or which are not contemplated by the Company's most recent business plan or budget approved by the Board of Directors, (vii) issuing debt or equity securities of the Company, (viii) granting to third parties security interests or similar rights in any property of the Company or any subsidiary of the Company, (ix) disposing of any portion of the Company's business, or causing a significant change in the business of the Company or any of its subsidiaries, (x) filing for protection under applicable bankruptcy or similar laws in effect from time to time, (xi) selecting the Company's legal counsel, outside auditors or investment banking firm or (xii) entering into any transaction outside the normal course of business of the Company.

          2.4 THIRD PARTY OFFER; RIGHT OF FIRST REFUSAL.

               (a) THIRD PARTY OFFER. If any Shareholder (the "Shareholder Offeree") receives a bona fide written offer (the "Offer") from a potential transferee other than a Permissible Transferee (the "Offeror") to purchase Shares owned by the Shareholder Offeree and the Shareholder Offeree proposes to accept the Offer, the Shareholder Offeree must comply with the provisions of this Section 2.4 prior to taking any such action. Within ten (10) days of the receipt of the Offer, the Shareholder Offeree shall obtain from the Offeror a statement in writing addressed to the Shareholder Offeree and signed by the Offeror in as many counterparts as may be necessary (collectively, the "Statement") setting forth (i) the date of the Statement (the "Statement Date");
(ii) the number of Shares covered by the Offer, the price per Share to be paid by the Offeror (the "Third Party Price") and the terms of payment of such Third Party Price, which shall be payable wholly in cash; (iii) the Offeror's willingness to be bound by the terms of this Agreement if the Offer is accepted;
(iv) the Offeror's name, address and telephone number; and (v) the Offeror's willingness to supply any additional information about himself as may be reasonably requested by any of the other shareholders (the "Other Shareholders").

               (b) NOTICE. Within fifteen (15) days following the Statement Date, the Shareholder Offeree shall give notice (the "Notice") to the Company and the Other Shareholders stating that he or it proposes to accept the Offer. The Shareholder Offeree shall deliver with the Notice (i) the Statement, (ii) a copy of the Offer, (iii) evidence reasonably satisfactory to the Other Shareholders as to the Offeror's financial ability to consummate the proposed purchase; and (v) an opinion of counsel reasonably satisfactory to the Other Shareholders that the proposed transaction would be in compliance with Section 2.4.

               (c) PURCHASE OPTION. Subject to Section 2.5, the Other Shareholders shall thereupon have the irrevocable and exclusive option, but not the obligation (the "Purchase Option"), to purchase all, but not less than all, of the Shares identified in the Statement (the "Subject Shares") at the Closing referred to in Section 2.6(a) and for the purchase price and on the terms set forth in Section 2.6(b). The Purchase Option shall be exercised by the Other Shareholders by giving notice (the "Purchase Option Notice") to the Shareholder Offeree and the Company within twenty-five (25) days following the expiration of the 15-day period referred to in Section 2.4(b) that such Other Shareholders elect to exercise the Purchase Option.

Any purchase of the Subject Shares by the Other Shareholders pursuant to this
Section 2.4(c) shall be pro rata among the Other Shareholders electing to purchase such Shares, according to such Other Shareholders' respective ownership of Shares, unless such Other Shareholders shall otherwise agree. Upon exercise of the Purchase Option, the exercising Other Shareholders shall have the obligation to purchase the Subject Shares on and subject to the terms and conditions hereof. Failure by any Other Shareholder entitled to exercise the Purchase Option to give a Purchase Option Notice within the period herein specified shall be deemed an election by it not to exercise the Purchase Option.

               (d) PURCHASE OF LESS THAN ALL SHARES. Notwithstanding anything in this Section 2.4 to the contrary, if the Purchase Option is exercised for less than all of the Subject Shares, then it shall be a condition to the purchase by the Other Shareholders of the Subject Shares that they purchase all, but not less than all, of the Subject Shares upon exercise of the Purchase Option.

          2.5 TAG-ALONG RIGHTS.

     No shareholder, other than the Investor, may Transfer any of its shares, except in compliance with this Section 2.5:

               (a) if a shareholder, other than the Investor (the "Offeror") determines to sell all or any part of its Shares other than to a Permissible Transferee, such Offeror shall provide the Investor with a written notice ("Offer Notice") which shall specify the name of the prospective purchaser, the number of Shares it intends to sell to the prospective purchaser, the percentage of the Offeror's total Shares represented by such number of Shares (assuming full exercise of any warrant, option or other right of conversion if the Offer Notice relates to warrants, options or other securities convertible into or exercisable for capital stock) ("Offeror Percentage") and the cash price such prospective purchaser is willing to pay therefor, and which shall include a copy of any written offer from the prospective purchaser.

               (b) The Investor shall have fifteen (15) Business Days following receipt of the Offer Notice to deliver an irrevocable written notice ("Participation Notice") to the Offeror whereby the Investor elects to include a portion or all of its Shares in the proposed sale to the prospective purchaser (thereby becoming a "Participating Shareholder") up to (i) a percentage of its Shares equivalent to the Offeror Percentage if the Transfer of the Shares identified in the Offer Notice will not result in a Change of Control, or (ii) all of its Shares if the Transfer of the Shares identified in the Offer Notice will result in a Change of Control. The Participation Notice shall indicate the number of Shares ("Tag Along Shares") that the Investor wishes to include in the sale transaction to the prospective purchaser.

               (c) If the Investor declines to become a Participating Shareholder or if it fails to deliver a Participation Notice within fifteen (15) Business Days following receipt of the Offer Notice, the Offeror may effect its proposed Transfer without further compliance with this Section 2.5 as long as the sale to the prospective purchaser is completed within sixty (60) days following the delivery of the Offer Notice and on the same terms as contained in the Offer Notice.

               (d) If the Investor delivers a Participation Notice indicating a desire to participate in the prospective sale, the Offeror may effect the proposed Transfer if, but only if (i) the prospective purchaser purchases the Tag Along Shares for the same type of consideration as the prospective purchaser pays to the Offeror and in an amount not less than the purchase price set out in the Offer Notice (without any commissions, fees, rebates or other similar payments to or for the benefit of the purchaser) prior to purchasing any Shares of the Offeror, (ii) the prospective purchaser purchases all of the Shares, including any Tag Along Shares, at the same purchase price and on the same terms applicable to the sale of the Offeror's stock, including, without limitation, the assumption of any guarantees or any portion thereof, and (iii) the sale to the prospective purchaser is completed within sixty (60) days following the delivery of the Offer Notice.

               (e) If the Investor elects to include a portion or all of its Shares in the proposed sale to the prospective purchaser, in accordance with
Section 2.5(b):

                    (i) the Offeror shall provide the Investor with such information and instructions as shall be necessary to enable it to participate in the sale transaction on the same terms as the Offeror;

                    (ii) the Offeror shall ensure that the consideration due to the Investor shall be delivered to it on the same date as such consideration is received or was expected to be received by the Offeror;

                    (iii) the Investor shall cooperate in such transaction by providing the Offeror all materials, such as executed purchase and sale agreements and stock transfer documentation, as the Offeror shall reasonably require; and

                    (iv) the Investor shall be deemed to have waived its rights to exercise the right of first refusal set forth in Section 2.4.

          2.6 TERMS OF SALES.

               (a) CLOSING. If any Shares are purchased by the Other Shareholders pursuant to the Purchase Option or any shares are included in the sale to a third party pursuant to the Offer Notice, then such purchases and sales shall, unless the parties thereto otherwise agree, be completed at a closing (the "Closing") to be held at the principal office of the Company's legal counsel in Miami, Florida at 10:00 a.m. local time on the tenth business day following the exercise of any of the Purchase Option or as set forth in the Offer Notice.

               (b) PURCHASE PRICE. The purchase price for any Shares sold pursuant to the Purchase Option shall be an amount equal to the Statement. The purchase and sale shall otherwise be on the applicable terms and conditions of the Offer.

               (c) CONVERTIBLE SECURITIES. For purposes of Sections 2.5 and 2.6, an offer to purchase options, warrants or other instruments convertible into Common Stock, other than options issued pursuant any incentive option plan ("Convertible Instruments") shall be treated as an offer to purchase Common Stock and the total number of shares of Common Stock shall include all shares of Common Stock into which the Convertible Instruments are convertible.

               (d) PERMITTED TRANSFERS. Notwithstanding the foregoing transfers of shares to any person who is a Permissible Transferee shall not be subject to the requirements of Sections 2.4 or 2.5.

               (e) RESTRICTIONS FOLLOWING TRANSFER. If any Shareholder transfers Shares to a Permissible Transferee pursuant to Section 2.6(d), such Permissible Transferee shall take and hold such Shares, and such Shares shall be, subject to this Agreement and to all of the rights, obligations and restrictions provided herein.

               (f) TERMINATION OF OBLIGATIONS. The obligations of the parties hereto under Sections 2.4 and 2.5 shall terminate upon the closing of the Initial Offering.

          2.7 INFORMATION RIGHTS. The Company will: (i) maintain the accounts and records of the Company in English and in accordance with generally accepted accounting principles in the United States, consistently applied, which accounts and records shall be adequate to provide information reasonably necessary for the filing of tax returns by the Shareholders and the Investor for the satisfaction of each Shareholder's and the Investor's reasonable financial information requirements; (ii) provide the Investor a copy of all tax returns filed by the Company and its Subsidiaries; and (iii) provide the Investor with any additional information reasonably requested by the Investor regarding the Company or any Subsidiary.

     3. OTHER AGREEMENTS.

          3.1 BOARD OF DIRECTORS.

               (a) Each of the parties hereto agree that so long as the Investor owns at least 5% of the Company's outstanding Shares (it being understood that for purposes of this Section 3.1, the Investor shall be deemed to own Shares that it had a right to obtain pursuant to Section 2.1, whether or not the Investor exercises its rights pursuant to Section 2.1), which amount shall include, without limitation, Common Stock and Series A Preferred Stock (taking into account, without duplication, the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible and securities convertible into such Common Stock and Series A Preferred Stock) but shall exclude options hereafter issued under any employee incentive plan in existence as of the date of this Agreement or approved by holders of a majority of the shares of Series A Preferred Stock, the Company's Board of Directors shall consist of no more than seven members and the Investor shall have the right to designate two members of the Company's Board of Directors (the "Investor Designees").

               (b) The Company and each Shareholder agree that all meetings of the Board of Directors shall require the presence of a quorum and that, for this purpose, a quorum shall not be deemed to exist unless at least one Investor Designee is present at such meeting unless the Investor shall otherwise consent. Subject to the last sentence of this Section, for all Board meetings, including rescheduled and adjourned meetings, held in the United States, the Investor shall be deemed to have waived this quorum requirement if notice of such meeting has been properly sent to the Investor and the Investor Designees with a minimum of 10 days' prior notice, and no Investor Designee appears at the meeting. For all Board meetings held outside the United States, including rescheduled and adjourned meetings, the Investor shall be deemed to have waived this quorum requirement only if at least 30 days' prior notice of such meeting has been properly sent to the Investor and each Investor Designee, and no Investor Designee appears at the meeting. Notwithstanding anything to the contrary contained in this Section 3.1, the Investor shall not be deemed to have waived the quorum requirement provided in this Section if the Investor provides the Company with written notice of its inability to attend such meeting at least seven days' prior to the scheduled date of such meeting, in which case the proposed meeting shall be rescheduled.

               (c) All decisions of the Board shall require the consent of a majority of members of the Board attending any Board meeting.

               (d) Meetings of the Board shall be held at least quarterly unless the entire Board shall otherwise agree.

               (e) The Company shall reimburse all Board members for all reasonable out-of-pocket expenses incurred in connection with or relating to any meeting of the Board or any committee thereof. Further, non-employee members of the Board shall be eligible for such fees or other compensation, including stock options as determined by the Compensation Committee of the Board.

     4. REPRESENTATIONS AND WARRANTIES.

          4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that:

               (a) The Company is a corporation duly organized and validly existing under the laws of the State of Florida and has the power (corporate and other) and authority to conduct its business as presently conducted.

               (b) The Company has full power (corporate and other) and authority to enter into this Agreement and for this purpose has been duly authorized by all proper and necessary corporate action; and that no consent or approval of stockholders is required as a condition to the validity or performance of this Agreement.

               (c) All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the validity hereof, the execution and delivery of this Agreement and the performance by the Company of his obligations hereunder have been effected or obtained.

               (d) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

               (e) Neither the entering into this Agreement nor the compliance with any of their respective terms will conflict with, violate or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any shareholders agreement, indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound or violate any of the terms or provisions of the Company's Articles of Incorporation or Bylaws or any judgment, decree or order or any statute, rule or regulation applicable to the Company.

          4.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder represents and warrants that:

               (a) If it is a legal person, it is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power (corporate and other) and authority to conduct its business as presently conducted.

               (b) The Shareholders have full power (corporate and other) and authority to enter into this Agreement and for this purpose have been duly authorized by all proper and necessary corporate action, if applicable; and that no consent or approval of stockholders is required as a condition to the validity or performance of this Agreement. All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the validity hereof, the execution and delivery of this Agreement and the performance by the Shareholders of their obligations hereunder have been effected or obtained.

               (c) This Agreement has been duly authorized, executed and delivered by the Shareholders and constitutes the valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms.

               (d) Neither the entering into this Agreement nor the compliance with any of their respective terms will conflict with, violate or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any shareholders agreement, indenture, mortgage, agreement or other instrument or arrangement to which the Shareholders are a party or by which it is bound, including, but not limited to the Sponsors Agreement, or violate any of the terms or provisions of the Shareholders' Articles of Association, bylaws or equivalent documents or any judgment, decree or order or any statute, rule or regulation applicable to the Shareholders.

               (e) No Shareholder is engaged in or is the subject of any significant litigation, arbitration, administrative regulatory compliance proceedings, or investigations, nor are there any significant litigation, arbitration, administrative regulatory compliance proceedings or investigations pending or threatened before any court or arbitrator or before or by any governmental authority, nor is the Shareholder aware of any facts likely to give rise to any significant such proceedings.

               (f) Each of the representations and warranties made by the Company in this Agreement and the Subscription Agreement are true and correct.

     5. COVENANTS OF THE SHAREHOLDERS.

          5.1 PLEDGES.

               (a) Until the consummation of the Initial Offering, no Shareholder shall pledge as collateral, mortgage, hypothecate or assign any of its Shares or any shares of a Subsidiary that the Company owns or take any similar action or any other action that would produce the result, actual, likely or foreseeable, that such Shareholder loses control of its Shares or voting rights associated therewith. Any such purported transaction shall be null and void ab initio.

               (b) Until the consummation of the Initial Offering, each certificate representing a Share shall include a legend that reads as follows:

                  "This security is subject to the provisions of an Investors Rights Agreement, dated May 31, 2000, among Intercontinental Telecommunications Corp., Capital Communications CDPQ Inc., and the other shareholders of Intercontinental Telecommunications Corp., which agreement contains certain provisions restricting the transfer of this security, copies of which Investors Rights Agreement are on file at the principal office of Intercontinental Telecommunications Corp. Intercontinental Telecommunications Corp. shall furnish, without charge to any shareholder of Intercontinental Telecommunications Corp., copies of such Investor Rights Agreement."

          5.2 GENERAL UNDERTAKINGS AND AGREEMENTS BY THE SHAREHOLDERS. Each Shareholder agrees to at all times:

               (a) exercise or cause to be exercised its voting and other rights as a shareholder in a manner that is consistent with Applicable Law and not contrary to the provisions of the Documents;

               (b) not (i) pay, offer or promise to pay, or authorize the payment, directly or indirectly through any other Person or firm, of any monies or anything of value to (A) any Person or firm employed by or acting for or on behalf of any Person, whether private or governmental, or (B) any government official or employee or any political party or candidate for political office, for the purpose of illegally or improperly inducing or rewarding any action by any official favorable to such Person, any Transaction Party or an Affiliate of any Transaction Party in connection with the business of any Transaction Party and their Affiliates or (ii) take any other act that, if taken by a Person subject to U.S. law, would be reasonably likely to violate the FCPA; and

               (c) do everything within its reasonable control, including but not limited to instructing any Director nominated by such Shareholder, to cause each Transaction Party to conduct itself in accordance with the terms of this Agreement and the other Documents.

          5.3 NON-COMPETE AND CONFIDENTIALITY.

               (a) (i) The Shareholders shall not, and shall cause each of their Affiliates and the Transaction Parties to not, directly or indirectly, during the Restricted Period, through a separate division or legal entity or otherwise,
(A) engage in a Competing Business that does business in the Territory or solicit existing or prospective customers of any Transaction Party or its Affiliates in the Territory (except as specifically provided in the Joint Marketing Agreement), or (B) acquire an interest in, or provide financing to, any Person engaged in a Competing Business that does business in the Territory, unless, in each case, the Shareholders, their Affiliates or the Transaction Parties, as the case may be, shall have first presented to the Company the opportunity to participate in such opportunity and the Board of Directors of the Company shall have determined not to cause the Company to participate in the opportunity.

                    (ii) During the Restricted Period, each of the Shareholders, their Affiliates and the Transaction Parties shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential information of the Transaction Parties, including, without limitation, sales figures, profit margins, profit and loss figures, customers, clients, suppliers and customer lists (the "Confidential Information"), and, during the Restricted Period, shall not disclose such Confidential Information to anyone except with the express written consent of the Investor and except for Confidential Information which (A) is at the time of receipt or thereafter becomes publicly known through no wrongful act, (B) is received from a third party under no obligation to keep such information confidential and without breach of this Agreement or any other agreement or (C) is already in the possession of the receiving party as evidenced by written records.

               (b) If any Shareholder, any of their respective Affiliates or any Transaction Party breaches, or threatens to commit a breach of, any of the provisions of this Section 5.3 (the "Restrictive Covenants"), the Investor shall, notwithstanding Section 7.9, have the right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against such breaching Party or breaching Affiliate and restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Investor and that money damages will not provide an adequate remedy to the other Parties.

               (c) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               (d) If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          5.4 FURTHER ASSURANCES. The Parties hereby covenant and agree to execute and deliver such further and other instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to the Documents.

     6. INDEMNIFICATION

          6.1 INDEMNIFICATION. The Company and each of Georges St. Laurent III and William St. Laurent agrees to indemnify and hold the Investor and its officers, directors, employees, Affiliates, advisors, consultants and agents, and any successors thereto (and any officers, directors, employees, Affiliates and agents of such successors) harmless from any liability, damage, deficiency, demand, claim, suit, action, or cause of action, fine, penalty, loss, cost, expense, including without limitation, reasonable attorney fees ("Damages") incurred or suffered as a result of the failure of any representation or warranty made by the Company or any Shareholder pursuant to this Agreement, any schedule or exhibit to this Agreement or any certificates delivered pursuant thereto to be true and correct as of the date hereof and on the Closing Date or any breach by the Company or any Shareholder of an obligation or covenant contained herein.

          6.2 CONTRIBUTION. To the extent that the undertaking to indemnify, pay or hold harmless the Investor pursuant to Section 6.1 of this Agreement may be unenforceable, the Company and each Shareholder shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law.

          6.3 INDEMNIFICATION PROCEDURE. The Party making a claim for indemnification under this Section 6.3 is hereinafter referred to as the "Indemnified Party" and the Party against whom such claim is asserted under this
Section 6.3 is hereinafter referred to as the "Indemnifying Party". All claims by an Indemnified Party shall be asserted and resolved as provided for in this
Section 6.3.

               (a) In the event that any Indemnified Party receives notice of the commencement of any action or proceeding that asserts a claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Section 6.3 (a "Third Party Claim") or suffers any Damages, and such Indemnified Party may be entitled to seek indemnity, such Indemnified Party shall promptly after receiving such notice provide the Indemnifying Party with notice of such Third Party Claim or at any time after determining the existence of a Damages in which a third party is involved.

               (b) The Indemnifying Party shall, upon receipt of such notice, be entitled to participate in or, at the Indemnifying Party's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith including contesting such Third Party Claim or making any counterclaim against the Person asserting such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to employ one counsel to represent itself if the Indemnified Party receives an opinion of counsel that an actual conflict of interest exists (provided that the existence of the indemnity shall not be deemed to constitute a conflict) between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim and, in that event, the reasonable fees and expenses of such additional counsel shall be paid by the Indemnifying Party; and provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party that it intends to assume the defense, appeal or settlement of such Third Party Claim, to file any motion, answer or other pleading and take such other action that it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such Third Party Claim within ten (10) days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the defense or appeal of or settle or compromise such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party.

               (c) No claim or demand may be settled by an Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, except as set forth in the last sentence of Section 6.3(b) above. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

               (d) To the extent it shall subsequently be determined by arbitration or litigation that the Indemnified Party shall have no right pursuant to this Section 6.3 to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section 6.3.

               (e) Any indemnifiable claim under this Section 6 that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party. If the Indemnifying Party does not respond within sixty (60) days after receipt of such notice, it shall not have the right to contest the validity of such claim. Any uncontested claim or portion thereof shall be paid by the Indemnifying Party within fifteen (15) days of receipt of notice of such claim.

          6.4 SURVIVAL. Except as expressly provided in this Agreement, the covenants contained in this Agreement shall survive the Closing Date indefinitely. The representations and warranties of the Company and the Shareholders contained in this Agreement and the schedules and certificates delivered in connection herewith shall survive without time limit.

     7. MISCELLANEOUS.

          7.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities), provided that no party hereto may assign or transfer its rights hereunder except, in the case of the Shareholders and the Investor, to a Permissible Transferee that agrees to be bound by the terms of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York applicable to agreements entered into and to be performed entirely within the State of New York, without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction (other than Section 5-1401 of the General Obligations Law of the State of New York).

          7.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.5 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed telecopier, facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party in the Subscription Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. The parties may exchange communication by any other means including, without limitation, via Internet, but in no event such communication shall be considered a notice under this Agreement.

          7.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.7 ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each party hereto.

          7.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.9 ARBITRATION. (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or breach, termination or validity hereof (the "Dispute") shall be settled by mediation first, and if not possible, by arbitration, and the results of such mediation or arbitration, as the case may be, shall be final and binding upon the parties hereto. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by the mutual agreement of the parties. The seat of the arbitration shall be Miami, Florida, and all arbitration proceedings shall be conducted in the English language.

               (b) If the Dispute involves two parties, the party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or so notify the parties, then the appointment of the third arbitrator shall be made by the American Arbitration Association, which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

               (c) If the Dispute involves more than two parties, the Claimant shall deliver a Request to the Respondents that will submit the Dispute to the American Arbitration Association. The President of the American Arbitration Association shall appoint three arbitrators and indicate the chairman of the panel.

               (d) The arbitral award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

               (e) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal Action or Proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall only be brought in accordance with this Section 7.9, and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid arbitration panel. Each party hereby further irrevocably waives any claim that any such arbitration panel lack jurisdiction over such party, and agrees not to plead or claim, in any legal Action or Proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such arbitration panel lacks jurisdiction over such party. Each party irrevocably consents to the service of process in any such Action or Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 7.5. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action or Proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

               (f) To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may or may not or hereafter have to the laying of the venue of any suit, Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Miami, Florida, and hereby further irrevocably waives and agrees not to plead or claim that such venue is not a convenient forum for any such proceeding.

          7.10 THIRD PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties (and, in the case of the Investor, its transferees) and those Persons entitled to indemnification pursuant to Section 6 hereof.






                            [signature page follows]


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    THE COMPANY:


                                    INTERCONTINENTAL TELECOMMUNICATIONS CORP.


                                    By:  /s/ William St. Laurent
                                        --------------------------------
                                        Name: William St. Laurent
                                              --------------------------
                                        Title:
                                              --------------------------



                                    SHAREHOLDERS:


                                    /s/ Georges St. Laurent, Jr.
                                    ------------------------------------
                                    Georges St. Laurent, Jr.


                                    /s/ Georges St. Laurent, III
                                    ------------------------------------
                                    Georges St. Laurent, III


                                    /s/ William St. Laurent
                                    ------------------------------------
                                    William St. Laurent



                                    WOLF PARTNERS


                                    By: /s/ William St. Laurent
                                        --------------------------------
                                        Name:
                                              --------------------------
                                        Title:
                                              --------------------------




                                    THE INVESTOR:

                                    CAPITAL COMMUNICATIONS CDPQ INC.


                                    By: /s/ Andre De Montigny
                                        --------------------------------
                                        Name: Andre De Montigny
                                              --------------------------
                                        Title: Vice-President
                                              --------------------------


                                    By: /s/ Sebastien Rheaume
                                        --------------------------------
                                        Name: Sebastien Rheaume
                                              --------------------------
                                        Title: Manager
                                              --------------------------



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